FOR IMMEDIATE RELEASE                          Contact:  Bohn H. Crain
---------------------                                    Chief Financial Officer
                                                         Stonepath Group
                                                         (215) 979-8370



           STONEPATH GROUP (AMEX: STG) REPORTS SECOND QUARTER RESULTS

           REVENUES IMPROVE 88.3% TO $87.2 MILLION AND $1.5 MILLION OF
                 EBITDA MORE THAN DOUBLES PRIOR YEAR PERFORMANCE

             2004 EBITDA GUIDANCE IN THE RANGE OF $9.0-$11.0 MILLION AND PRELIMINARY 2005 EBITDA TARGET SET AT $14.0-$16.0 MILLION

    ________________________________________________________________________

PHILADELPHIA, PA, August 4, 2004 - Stonepath Group (AMEX: STG), a global logistics services organization, today reported financial results for the three and six months ended June 30, 2004.

For the second quarter of 2004, Stonepath reported revenues of $87.2 million, up from $46.3 million for the same prior year period, an increase of $40.9 million or 88.3%. The Company reported net income of $219,000, or $0.01 per basic share and diluted share. This compares to net income of $129,000 for the same prior year period, which included a loss from discontinued operations of $355,000.

For the six months ended June 30, 2004, Stonepath reported revenues of $147.8 million, up from $84.9 million for the same prior year period, an increase of $62.9 million or 74.0%. The Company reported a net loss of $566,000 or $0.01 per basic and diluted share. This compares to net income of $122,000 for the same prior year period, which included a loss from discontinued operations of $355,000.

According to the Company's Chief Financial Officer, Bohn Crain, "Our reported income includes amortization of customer intangibles arising from the Company's ongoing acquisition strategy and other non-cash charges totaling $1.9 million. We continue to provide supplemental disclosure detailing our earnings before interest, taxes, depreciation and amortization, or EBITDA, which we believe provides a useful measure for investors because it eliminates the effect of these non-cash costs and provides an important metric for our business."

For the second quarter of 2004, EBITDA was $1.5 million, or $0.03 per diluted share, as compared to $747,000 for the second quarter of 2003, or $0.02 per diluted share, an improvement of $798,000 and 106.7% compared to the same prior year period.

For the six months ended June 30, 2004, EBITDA was $1.2 million, or $0.03 per diluted share, as compared to $1.3 million for the first six months of 2003, or $0.04 per diluted share, a decrease of $114,000 and 8.5% compared to the same prior year period.

Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for the three and six months ended June 30, 2004 and 2003 are included in the financial information provided as part of this release.

"We enjoyed continued success in growing the top line and delivered substantial year over year revenue and well over $1.0 million in EBITDA growth in the second quarter," said Dennis Pelino, the Company's Chief Executive Officer. "Based on our first six months results and outlook for the balance of the year, we expect our current platform to comfortably deliver the $325.0 million in targeted gross revenue for 2004 while we continue to invest in technology and other strategically important integration initiatives. Technology remains at the center of our overall integration plan. We expect to complete the rollout of Tech-Logis for the Domestic Services platform in the second half of 2004. We believe Tech-Logis will provide the foundation and tools to drive operating leverage across the platform and result in streamlined processes that will increase our productivity."

Pelino continued: "In addition to this technology, we are focused on the underlying business processes that drive our financial results with the goal of building a company culture around continuous process improvement. As part of this effort, we recently formed the Strategic Executive Committee to guide improvement in the areas of operations, technology, sales, integration and expansion. With Tech-Logis in place, our carrier management and transportation purchasing processes will be one of the first areas to benefit from this focus. Through this initiative we believe we can better manage our cost of purchased transportation and leverage our collective purchasing power across our network of carriers. In addition we are also evaluating opportunities to centralize other key business processes using Tech-Logis. These efforts in combination with continued growth in new accounts are laying a solid foundation for 2005 and beyond."

2004 and 2005 Guidance Discussion

Pelino remarked: "Although our growth initiatives could have a near-term negative impact on our previously announced $11.0 million EBITDA target, there is also potential upside to our second half results depending on the rate of growth in one of our key new accounts which could offset our increased investment. Accordingly, we are updating our 2004 EBITDA guidance to express it as a range of $9.0-$11.0 million to better reflect our recent investment decision. In addition, we are also setting preliminary 2005 targets of $14.0-16.0 million in EBITDA on expected total revenue of $375.0 million and net earnings of $4.5-6.5 million."

"This guidance is based on our current platform. While it includes acquisitions we have completed to date in 2004, it does not include any incremental acquisitions that we might complete during the remainder of 2004 or during 2005. In general, we expect to deploy $10.0 to $20.0 million per year in support of our acquisition strategy funded through a combination of existing cash, draws upon our credit facility, and the proceeds of new equity and other financings. Based on our acquisition model, this could ordinarily be expected to generate incremental annualized EBITDA in the range of $4.0 to $8.0 million over the course of an entire year. Based on our current focus on Tech-Logis, integration and process improvement, however, our acquisition activity over the course of 2004 is likely to be at the lower end of this range."

A reconciliation of 2004 and 2005 EBITDA estimates to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

                                                                                              (amounts in millions)
                                                                                            2004E                2005E
                                                                                          ---------            ----------
         Net income                                                                       $ 3.5-5.5            $  4.5-6.5
         Interest expense/(income)                                                              0.5                   1.0
         Income tax expense/(benefit)*                                                            -                   3.0
         Depreciation and amortization                                                          5.0                   5.5
                                                                                          ---------            ----------
         EBITDA (Earnings before interest, taxes, depreciation and amortization)          $9.0-11.0            $14.0-16.0
                                                                                          =========            ==========

         * Prior to the fourth quarter of 2003, the Company maintained a valuation allowance to offset 100% of the net deferred tax assets associated with the tax losses generated prior to the Company's move into the logistics business. In the fourth quarter of 2003, a portion of the valuation allowance was reversed, resulting in the recognition of a deferred tax asset and related nonrecurring non-cash tax benefit of $1.7 million, resulting in an overall income tax benefit of $1.3 million. For purposes of developing its 2004 net earnings guidance, the Company has assumed that an additional portion of the valuation allowance will be reversed in 2004 that will result in additional tax benefits to offset any tax expense for the year. For purposes of developing the 2005 net earnings guidance, the Company has assumed its effective tax rate to be in the range of 35%.

Investor Conference Call
------------------------

Stonepath Group will host a conference call for shareholders and the investing community on Thursday, August 5, 2004 at 11:00am, ET to discuss the contents of the release. The call can be accessed by dialing (800) 344-0961 and is expected to last approximately 30 minutes. Callers are requested to dial in 5 minutes before the start of the call. An audio replay will be available for one week after the teleconference by dialing (800) 642-1687 and using the following code:
8888749.

About Stonepath Group (AMEX: STG)
---------------------------------

Stonepath Group (www.stonepath.com) is a growing logistics services organization that integrates established logistics companies with innovative technologies. Stonepath offers a full-range of time-definite transportation and distribution solutions to a wide range of global and local businesses. For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at
(212) 254-8280.

            This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "guidance," "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. While it is impossible to identify all of the factors that may cause our actual results, levels of activity, events, trends or plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with: (i) our ability to sustain an annual growth rate in revenues consistent with recent results, (ii) our ability to improve our overall operating margins to levels more comparable with results experienced during 2003, (iii) our ability to identify, acquire, integrate and manage additional businesses in a manner which does not dilute our earnings per share; (iv) our ability to obtain the capital necessary to make additional acquisitions, (v) the uncertainty of future trading prices of our common stock and the impact such trading prices may have upon our ability to utilize our common stock to facilitate our fund raising efforts and associated acquisition strategy, (vi) the uncertain effect on the future trading price of our common stock associated with the dilution upon the conversion or exercise of outstanding convertible securities, (vii) our dependence on certain large customers, (viii) our dependence upon certain key personnel, (ix) an unexpected adverse result in any legal proceeding, (x) the scarcity and competition for the operating companies we need to acquire to implement our business strategy, (xi) competition in the freight forwarding, logistics and supply chain management industry, (xii) the impact of current and future laws affecting the Company's operations, (xiii) adverse changes in general economic conditions as well as economic conditions affecting the specific industries and customers we serve, (xiv) regional disruptions in transportation (xv) the risk that the actual results of recently acquired businesses are consistent with their historical results and forward looking guidance provided to us at the time of acquisition, and (xvi) other factors which are or may be identified from time to time in our Securities and Exchange Commission filings and other public announcements, including our most recent Annual Report on Form 10-K for the year ended December 31, 2003. There can be no assurance that these and other factors will not affect the accuracy of such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

                              STONEPATH GROUP, INC.
                      Condensed Consolidated Balance Sheets
                                   (UNAUDITED)

                                                                                 JUNE 30, 2004     DECEMBER 31, 2003
                                                                                 -------------     -----------------
                                     Assets
Current assets:
      Cash                                                                       $  1,304,354          $ 3,074,151
      Accounts receivable, net                                                     58,889,451           38,470,386
      Other current assets                                                          3,319,212            2,231,297
                                                                                 ------------          -----------
              Total current assets                                                 63,513,017           43,775,834


Goodwill and acquired intangibles, net                                             47,049,767           42,540,104
Furniture and equipment, net                                                        9,827,316            7,062,956
Other assets                                                                        1,500,993            1,364,917
Deferred taxes                                                                      1,453,000            1,695,000
                                                                                 ------------          -----------
              Total assets                                                       $123,344,093          $96,438,811
                                                                                 ============          ===========

                      Liabilities and Stockholders' Equity
Current liabilities:
      Line of credit - bank                                                      $ 12,225,100          $         -
      Accounts payable                                                             31,731,433           16,119,014
      Accrued expenses                                                              6,080,835            4,030,192
      Earn-out payable                                                                117,249            6,623,724
      Capital lease obligation                                                        813,686              671,197
                                                                                 ------------          -----------
              Total current liabilities                                            50,968,303           27,444,127


Capital lease obligation, net of current portion                                    1,031,497            1,134,815
                                                                                 ------------          -----------
              Total liabilities                                                    51,999,800           28,578,942
                                                                                 ------------          -----------

Minority interest                                                                   3,416,448            1,345,790
                                                                                 ------------          -----------
Commitments and contingencies (Note 5)
Stockholders' equity:
     Preferred stock, $.001 par value, 10,000,000 shares authorized;
        Series D Convertible, issued and outstanding: 161,184 and
        310,480 shares at 2004 and 2003, respectively                                     161                  310
     Common stock, $.001 par value, 100,000,000 shares authorized;
        issued and outstanding: 41,032,974 and 37,449,944 shares
        at 2004 and 2003, respectively                                                 41,033               37,450
     Additional paid-in capital                                                   222,041,271          220,067,956
     Accumulated deficit                                                         (154,138,412)        (153,572,460)
     Accumulated other comprehensive income                                            49,892                1,997
     Deferred compensation                                                            (66,100)             (21,174)
                                                                                 ------------          -----------
              Total stockholders' equity                                           67,927,845           66,514,079
                                                                                 ------------          -----------
              Total liabilities and stockholders' equity                         $123,344,093          $96,438,811
                                                                                 ============          ===========


                                                THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,
                                              ------------------------------      ----------------------------
                                                 2004               2003              2004            2003
                                              ------------       -----------      ------------   --------------

Total revenue                                  $87,226,679       $46,333,898      $147,760,386    $84,906,339
Cost of transportation                          66,884,570        32,228,800       109,694,144     58,617,601
                                               -----------       -----------      ------------    -----------
Net revenue                                     20,342,109        14,105,098        38,066,242     26,288,738


Personnel costs                                 10,871,557         7,003,018        20,769,299     13,566,098
Other selling, general and
 administrative costs                            7,423,296         6,058,820        15,480,697     10,361,193
Depreciation and amortization                    1,092,592           570,451         1,943,428      1,160,229
Litigation settlement                                    -                 -                 -        750,000
                                               -----------       -----------      ------------    -----------


Income (loss) from operations                      954,664           472,809          (127,182)       451,218

Other income
  Interest income (expense), net                   (59,304)           (4,561)          (95,043)        (2,134)
  Other income (expense), net                      (19,776)           59,181           (35,284)        86,261
                                               -----------       -----------      ------------    -----------

Income (loss) from continuing operations
 before income tax expense (benefit)
 and minority interest                             875,584           527,429          (257,509)       535,345
Income tax expense (benefit)                       174,207            42,995          (243,593)        58,216
                                               -----------       -----------      ------------    -----------

Income (loss) from continuing operations
  before minority interest                         701,377           484,434           (13,916)       477,129
Minority interest                                  482,428                 -           552,036              -
                                               -----------       -----------      ------------    -----------

Income (loss) from continuing operations           218,949           484,434          (565,952)       477,129
Loss from discontinued operations, net of tax            -          (354,991)                -       (354,991)
                                               -----------       -----------      ------------    -----------

Net income (loss)                              $   218,949       $   129,443      $   (565,952)   $   122,138
                                               ===========       ===========      ============    ===========

Basic earnings (loss) per common share -
  Continuing operations                        $      0.01       $     0.02       $      (0.01)   $     0.02
  Discontinued operations                                -            (0.02)                 -         (0.02)
                                               -----------       -----------      ------------    -----------

Earnings (loss) per common share               $      0.01       $         -      $      (0.01)   $         -
                                               -----------       -----------      ------------    -----------

Diluted earnings (loss) per common share -
  Continuing operations                        $      0.01       $      0.01      $      (0.01)   $     0.01
  Discontinued operations                                -             (0.01)                -         (0.01)
                                               -----------       -----------      ------------    -----------

Earnings (loss) per common share               $      0.01       $         -      $      (0.01)   $         -
                                               ===========       ===========      ============    ===========

Basic weighted average shares outstanding       40,476,681        28,410,129        39,072,856     26,597,540
                                               ===========       ===========      ============    ===========
Diluted weighted average shares and share
  equivalents outstanding                       47,237,647        38,082,567        39,072,856     35,305,458
                                               ===========       ===========      ============    ===========

                              STONEPATH GROUP, INC.
                Reconciliation of EBITDA to Net Income (Loss) and
              Net Cash Provided by (Used in) Operating Activities
                                   (UNAUDITED)

As used in this report, EBITDA means earnings before interest, income taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful method of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that although securities analysts frequently use EBITDA in their evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with accounting principles generally accepted in the United States of America.

The following is a reconciliation of EBITDA to both net income (loss) and cash flow provided by (used in) operating activities:

                                                              THREE MONTHS ENDED June 30,
                                                            ---------------------------------
                                                                2004               2003
                                                            --------------     --------------
EBITDA                                                      $    1,545,052     $      747,450
Depreciation and amortization                                   (1,092,592)          (570,451)
Interest expense, net                                              (59,304)            (4,561)
Income taxes                                                      (174,207)           (42,995)
                                                            --------------     --------------

Net income                                                  $      218,949     $      129,443
                                                            ==============     ==============

Cash flow from operating activities:
Net income                                                  $      218,949      $     129,443
Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
      Depreciation and amortization                              1,092,592            570,451
      Deferred income taxes                                        121,000                  -
      Minority interest in income of subsidiaries                  482,428                  -
      Stock-based compensation                                       3,900             23,808
      Issuance of common stock in litigation settlement                  -            350,000
      Issuance of common stock to vendor of former business              -            128,000
      Loss on disposal of furniture and equipment                        -                  -
Changes in assets and liabilities, net of effect of
  acquisitions:
      Accounts receivable                                      (13,122,562)        (6,700,297)
      Other assets                                                (135,796)        (1,101,949)
      Accounts payable and accrued expenses                     11,543,901          3,483,688
                                                            --------------     --------------
             Net cash provided by (used in) operating
              activities                                    $      204,412     $   (3,116,856)
                                                            ==============     ==============

                                                               SIX MONTHS ENDED JUNE 30,
                                                            ---------------------------------
                                                                2004               2003
                                                            --------------     --------------
EBITDA                                                      $    1,228,926     $    1,342,717
Depreciation and amortization                                   (1,943,428)        (1,160,229)
Interest expense, net                                              (95,043)            (2,134)
Income taxes                                                       243,593            (58,216)
                                                            --------------     --------------

Net income (loss)                                           $     (565,952)    $      122,138
                                                            ==============     ==============

Cash flow from operating activities:
Net income (loss)                                           $     (565,952)    $      122,138
Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
      Depreciation and amortization                              1,943,428          1,160,229
      Deferred income taxes                                        242,000                  -
      Minority interest in income of subsidiaries                  552,036                  -
      Stock-based compensation                                      25,074             47,616
      Issuance of common stock in litigation settlement                  -            350,000
      Issuance of common stock to vendor of former business              -            128,000
      Loss on disposal of furniture and equipment                   10,450                  -
Changes in assets and liabilities, net of effect of
   acquisitions:
      Accounts receivable                                       (8,434,570)        (4,311,691)
      Other assets                                                (735,010)        (1,069,842)
      Accounts payable and accrued expenses                      7,383,284           (213,966)
                                                            --------------     --------------
             Net cash provided by (used in) operating
              activities                                    $      420,740     $   (3,787,516)
                                                            ==============     ==============
